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                                                            EXHIBIT 99.(b)(8)(g)

                          FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the __________ day of ______________, 2003, between COUNTRY Investors Life Assurance Company ("Insurance Company"), a life insurance company organized under the laws of the State of Illinois, and J.P. Morgan Series Trust II ("Fund"), a business trust organized under the laws of Delaware, with respect to the Fund's portfolio or portfolios set forth on
Schedule 1 hereto, as such Schedule may be revised from time to time (the "Series"; if there are more than one Series to which this Agreement applies, the provisions herein shall apply severally to each such Series).

                                   ARTICLE I     1.
                                   DEFINITIONS

1.1.      "Act" shall mean the Investment Company Act of 1940, as amended.

1.2. "Board" shall mean the Board of Trustees of the Fund having the responsibility for management and control of the Fund.

1.3. "Business Day" shall mean any day for which the Fund calculates net asset value per share as described in the Fund's Prospectus and Insurance Company is open for business.

1.4.      "Commission" shall mean the Securities and Exchange Commission.

1.5. "Contract" shall mean a variable annuity or variable life insurance contract that uses the Fund as an underlying investment medium. Individuals who participate under a group Contract are "Participants".

1.6. "Contractholder" shall mean any person or entity that is a party to a Contract with a Participating Company.

1.7. "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of the Fund, as defined by the Act.

1.8. "Participating Companies" shall mean any Insurance Company (including Insurance Company), which offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund for the purpose of making Fund shares available to serve as the underlying investment medium for the aforesaid Contracts.

1.9.      "Plans" shall mean qualified pension and retirement benefit plans.

1.10. "Prospectus" shall mean the Fund's current prospectus and statement of additional information, as most recently filed with the Commission, with respect to the Series.

1.11.     "Separate Account" shall mean any of the separate accounts listed on
          Schedule II hereto as such Schedule may be revised from time to time. Each separate account is established by Insurance Company in accordance with the laws of the State of Illinois.

1.12. "Software Program" shall mean the software program used by the Fund for providing Fund and account balance information including net asset value per share.

1.13. "Insurance Company's General Account(s)" shall mean the general account(s) of Insurance Company and its affiliates which invest in the Fund.

                                   ARTICLE II    2.
                                   REPRESENTATIONS

2.1 Insurance Company represents that (a) it is an Insurance Company duly organized and in good standing under applicable law; (b) it has legally and validly established each Separate Account pursuant to the Iowa Insurance Code for the purpose of offering to the public certain variable annuity contracts and variable life insurance contracts; (c) each Separate Account is registered as a unit investment trust under the Act (or exempt therefrom) and will serve as a segregated investment account for the Contracts; (d) each Separate Account is eligible to invest in shares of the Fund without such investment disqualifying the Fund as an investment medium for Insurance Company separate accounts supporting variable annuity contracts or variable life insurance contracts; and (e) each Separate Account shall comply with all applicable legal requirements.

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2.2       Insurance Company represents that (a) the Contracts will be registered as securities under the Securities Act of 1933, as amended ("1933
          Act") (or exempt therefrom); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with applicable state insurance law requirements. Insurance Company agrees to inform the Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Fund.

2.3 Insurance Company represents that the income, gains and losses, whether or not realized, from assets allocated to a Separate Account are, in accordance with the applicable Contracts and applicable state insurance law, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company in accordance with applicable state insurance law. Insurance Company represents, in accordance with applicable state insurance law, that the assets of each Separate Account are and will be kept separate from Insurance Company's General count and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4 Fund represents that the Fund is registered with the Commission under the Act as an open-end management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Fund to operate and offer its shares as an underlying investment medium for Participating Companies. The Fund has established five Series and may in the future establish other Series.

2.5 Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 Subject to the Fund's compliance with Section 817(h) of the Code, Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund and its investment adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a "modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.7 Fund represents and agrees that each Series currently complies with the diversification requirements of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance contracts and variable annuity contracts, that it will comply with those requirements and that it will notify the Insurance Company immediately upon having a reasonable basis for believing that any Series has ceased to so qualify or that a Series might not so qualify in the future.

2.8 Insurance Company agrees that the Fund shall be permitted (subject to the other terms of this Agreement) to make Series' shares available to other Participating Companies and contractholders and to Plans.

2.9 Fund represents and warrants that any of its trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 Insurance Company represents and warrants that it maintains comprehensive general liability coverage and a fidelity bond covering it and each of its employees and agents who deal with the money and/or securities of the Fund with limits of not less than those considered commercially reasonable and appropriate under current industry practices. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 Insurance Company agrees that the Fund's investment adviser shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.

2.12 Fund represents and warrants that (1) the Series' shares sold pursuant to this Agreement shall be registered under the 1933 Act (or exempt therefrom); (2) the Series' shares will be issued and sold in compliance in all material respects with all applicable federal and state laws.

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                                   ARTICLE III   3.
                                   FUND SHARES

3.1 The Contracts funded through each Separate Account will provide for the investment in Series shares.

3.2 Fund agrees to make the shares of its Series available for purchase at the then applicable net asset value per share by Insurance Company and each Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, the Fund may refuse to sell the shares of any Series to any person, or suspend or terminate the offering of the shares of any Series if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the shareholders of such Series (it being understood that for this purpose shareholders means Contractholders). Notice of election to suspend or terminate shall be furnished by the Fund, if or where practicable, and if such suspension or termination is in the sole discretion of the Board, said termination to be effective 10 business days after receipt of such notice by the Insurance Company in order to give the Insurance Company sufficient time to take appropriate steps in response to such suspension or termination.

3.3 Fund agrees that shares of the Fund will be sold only to Participating Companies and their separate accounts and to the general accounts of those Participating Companies and their affiliates and to Plans. No shares of any Series will be sold to the general public.

3.4 Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information for each Series available on a per-share and Series basis to Insurance Company by 7:00 p.m. Eastern Time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day's net asset value per share for the Series in question.

3.5 At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the Separate Account unit values for the day. Using this unit value, Insurance Company will process the day's Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of Series shares which will be purchased or redeemed at that day's closing net asset value per share for such Series. The net purchase or redemption orders will be transmitted to the Fund by Insurance Company by 10:00 a.m. Eastern Time on the Business Day next following Insurance Company's receipt of that information; provided, however, that the Fund shall provide additional time to the Insurance Company in the event that the Fund is unable to meet the 7:00 p.m. Eastern Time stated in Section 3.4. Such additional time shall be equal to the additional time that the Fund takes to make the net asset value available to the Insurance Company. Subject to Sections 3.6 and 3.8, all purchase and redemption orders for Insurance Company's General Accounts shall be effected at the net asset value per share of the relevant Series next calculated after receipt of the order by the Fund or its Transfer Agent.

3.6 Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of each Series for the Separate Accounts. Fund will execute orders for any Series at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent ("effective trade date"), provided that the Fund receives notice of such orders by 10:00 a.m. Eastern Time on the next following Business Day or such later time as provided under
          Section 3.5 and, if such orders request the purchase of Series shares, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request for any Series that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value computed for such Series on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied.

3.7 Insurance Company will make its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

3.8 If Insurance Company's order requests the purchase of Series shares, Insurance Company will pay for such purchases by wiring Federal Funds to Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall transmit to the Fund payment in Federal Funds by the close of the Federal Reserve wire system on the Business Day the Fund receives the notice of the order pursuant to
          Section 3.5. Fund will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if Fund receives payment in Federal Funds by the close of the Federal Reserve wire system on the Business Day the Fund receives the notice of the order pursuant to Section 3.5. If payment in Federal Funds for any purchase is not received on such Business Day, Insurance Company shall promptly upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. If Insurance Company's order requests the redemption of Series shares valued at or greater than $1 million dollars, the Fund shall wire such amount to the Insurance Company within five days of the

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          order to enable the Insurance Company to pay redemption proceeds within the time specified in Section 22(e) of the Act or such shorter period of time as may be required by law.

3.9 Fund will confirm each purchase or redemption order made by Insurance Company. Transfer of Series shares will be by book entry only. No share certificates will be issued to Insurance Company. Insurance Company will record shares ordered from Fund in an appropriate title for the corresponding account.

3.10 Fund shall credit Insurance Company with the appropriate number of shares.

3.11 On each ex-dividend date of the Fund or, if not a Business Day, on the first Business Day thereafter, Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per share of each Series. All dividends and capital gains of any Series shall be automatically reinvested in additional shares of the relevant Series at the applicable net asset value per share of such Series on the payable date. Fund shall, on the day after the payable date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of shares so issued.

                                   ARTICLE IV    4.
                                   STATEMENTS AND REPORTS

4.1 Fund shall provide monthly statements of account as of the end of each month for all of Insurance Company's accounts by the fifteenth (15th) Business Day of the following month. Statements will include transaction detail for the statement period of each Series in which shares were purchased, redeemed or exchanged, and a summary of the number of Series shares owned and net asset value thereof as of the statement date.

4.2 Fund shall distribute to Insurance Company copies of the Fund's Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Fund customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant.

4.3 Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, reports, proxy statements and other voting solicitation materials, sales literature and other promotional materials, and all amendments and supplements to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Commission or the NASD.

4.4 Fund shall provide to the Insurance Company at least ten (10) Business Days prior to its first submission to the Commission or its staff, any request or filing for no-action assurance or exemptive relief naming, pertaining to, or affecting Insurance Company.

4.5 Insurance Company will provide to the Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements and other voting solicitation materials, sales literature and other promotional materials, and all amendments and supplements to any of the above, that relate to the Contracts or the Separate Accounts, contemporaneously with the filing of such document with the Commission.

4.6 Insurance Company shall provide to the Fund at least ten (10) Business Days prior to its first submission to the Commission or its staff, any request or filing for no-action assurance or exemptive relief naming, pertaining to, or affecting the Fund, a Separate Account, or a Contract.

4.7 The Fund will provide the Insurance Company with as much notice as is reasonably practicable of any proxy solicitation for any Series, and of any change in the Fund's registration statement or prospectus, particularly any change resulting in a change to the registration statement or prospectus for any Separate Account. The Fund will work with the Insurance Company so as to enable the Insurance Company to solicit proxies from Contractholders, or to make changes to its registration statements or prospectuses, in an orderly manner. The Fund will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

                                   ARTICLE V     5.
                                   EXPENSES

5.1 The charge to the Fund for all expenses and costs of the Series, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the relevant Series' daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Fund's Prospectus. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

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5.2       Except as provided in this Article V and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of the Fund or expenses relating to the distribution of its shares. Insurance Company shall pay the following expenses or costs:

          a. The cost of printing the Fund's Prospectus, or marketing materials for prospective Insurance Company Contractholders and prospective Participants as the Fund's investment adviser and Insurance Company shall agree from time to time.

          b. Expenses of mailing any Fund materials or marketing materials to prospective Insurance Company Contractholders and prospective Participants.

          c. Expenses of mailing Fund materials (except for proxy materials) or marketing materials to Insurance Company Contractholders and Participants.

          Except as provided herein, all other Fund expenses shall not be borne by Insurance Company.

                                   ARTICLE VI
                                   EXEMPTIVE RELIEF

6.1 Insurance Company has reviewed a copy of the order dated December 1996 of the Securities and Exchange Commission under Section 6(c) of the Act granting the Fund the exemptive relief necessary to permit the Fund to engage in mixed and shared funding as that term is defined in the corresponding application for exemptive relief and, in particular, has reviewed the conditions to the relief set forth in the related Notice. As set forth therein, Insurance Company agrees to report any potential or existing conflicts promptly to the Board, and in particular whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Insurance Company agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurance Company is responsible for causing or creating said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

          a. Withdrawing the assets allocable to a Separate Account from the Series and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders; and/or

          b.        Establishing a new registered management investment company.

6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in the Fund, Insurance Company may be required, at the Board's election, to withdraw the Separate Account's investment in the Fund.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by Insurance Company taken or omitted, and no action by a Separate Account or the Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article V.

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                                   ARTICLE VII   7.
                                   VOTING OF FUND SHARES

7.1 Fund shall provide Insurance Company with copies at no cost to Insurance Company, of the Fund's proxy material, reports to shareholders and other communications to shareholders in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants. In connection with a proxy solicitation, Insurance Company shall bear only the cost of mailing proxy materials to the Contractholders and Participants.

          Insurance Company shall:

          (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

          (b) vote the Series shares in accordance with instructions received from Contractholders or Participants; and

          (c) vote Series shares for which no instructions have been received in the same proportion as Series shares for which instructions have been received.

          Insurance Company agrees at all times to vote its General Account shares in the same proportion as Series shares for which instructions have been received from Contractholders or Participants. Insurance Company further agrees to be responsible for assuring that voting Series shares for the Separate Account is conducted in a manner consistent with other Participating Companies.

                                   ARTICLE VIII  8.
                                   MARKETING AND REPRESENTATIONS

8.1 The Fund or its underwriter shall periodically furnish Insurance Company with the following documents, in quantities as Insurance Company may reasonably request:

          a.   Current Prospectus and any supplements thereto;

          b.   Other marketing materials.

          Expenses for the production of such documents shall be borne by Insurance Company, if applicable, in accordance with Section 5.2 of this Agreement.

8.2 Insurance Company shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 Insurance Company shall furnish, or shall cause to be furnished, to the Fund, each piece of sales literature or other promotional material in which the Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Fund approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Fund shall use all reasonable efforts to respond within ten days of receipt. Fund reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund, its investment adviser or administrator is named, and no such material shall be used if the Fund so objects.

8.4 Insurance Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or any Series in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus, as may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund, except with the permission of the Fund.

8.5 Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Fund's sales literature or other promotional material in which Insurance Company, a Separate Account or a Contract is named, at least fifteen Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval (if given) must

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          be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within ten days of receipt. The Insurance Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Insurance Company, a Separate Account or a Contract is named, and no such material shall be used if the Insurance Company so objects.

8.6 Fund shall not, in connection with the sale of Series shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or a Contract other than the information or representations contained in a registration statement or prospectus for a Contract, as may be amended or supplemented from time to time, or in published reports for a Separate Account which are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company, except with the permission of the Insurance Company.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, telephone directories (other than routine listings), electronic media, computerized media, or other public media), sales literature (such as any written or electronic communication distributed or made generally available to customers or the public, including, but not limited to, brochures, circulars, research reports, market letters, performance reports or summaries, form letters, telemarketing scripts, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

                                   ARTICLE IX    9.
                                   INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless the Fund, its investment adviser, any sub-investment adviser of a Series, and their affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (but not any Participating Company) (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages, fines or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, fines or liabilities (or actions in respect to thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the Fund or with respect to the Separate Account or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the registration statement or Prospectus or sales literature or advertisements of the Fund or any amendment or supplement to any of the foregoing) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which Series shares are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or Series shares; (iv) arise out of Insurance Company's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage, fines or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with information furnished to Insurance Company by or on behalf of the Fund or any other Indemified Party for use therein; and provided, further, that Insurance Company shall not be liable for indirect, special, or consequential damages. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

9.2 The Fund agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act against any losses, claims, damages; fines or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, fines or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Fund; (ii) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or advertisements with respect to a Separate Account or a Contract and such statements were based on information provided to Insurance Company by the Fund or any of its affiliates; or (iv) arise out of any breach by the Fund of a material term of this Agreement or as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Section 2.7 of this Agreement, or to qualify as a Regulated Investment Company under Subchapter M of the Code), the Fund will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, fines, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with information furnished to the Fund by Insurance Company or any other indemnified party for use therein; and provided, further, that the Fund shall not be liable for indirect, special or consequential damages. This indemnity agreement will be in addition to any liability which the Fund may otherwise have.

9.3 The Fund shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, fines, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate of a Series; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company; and provided, further, that the Fund shall not be liable for indirect, special or consequential damages.

9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this
          Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

          A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX.

                                   ARTICLE X     10.
                                   COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2 This Agreement shall terminate without penalty as to one or more Series at the option of the terminating party:

          a. At the option of Insurance Company or the Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

          b. At the option of Insurance Company, if shares of any Series are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

          c. At the option of Insurance Company, upon the institution of formal proceedings against the Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair the Fund's ability to meet and perform the Fund's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurance Company with said termination to be effective upon receipt of notice;

          d. At the option of the Fund, upon the institution of formal proceedings against Insurance Company by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund's reasonable judgment, materially impair Insurance Company's ability to meet and perform Insurance Company's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

          e. At the option of the Fund, if the Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund or its investment adviser, the Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

          f. At the option of the Insurance Company, if the Insurance Company shall determine, in its sole judgment reasonably exercised in good faith, that the Fund or its investment adviser has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Insurance Company or a Separate Account or the sale of or retention of assets under the Contracts, the Insurance Company shall notify the Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Fund and any other changes in circumstances since the giving of such notice, such determination of the Insurance Company shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

          g. At the option of the Insurance Company, if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes that the Fund may fail to so qualify;

          h. At the option of the Insurance Company, if the Fund fails to meet the diversification requirements of Section 817(h) of the Code or if the Company reasonably believes that the Fund will fail to meet such requirements;

          i. Upon termination of the Investment Advisory Agreement between the Fund and its investment adviser or its successors unless Insurance Company specifically approves the selection of a new Fund investment adviser. The Fund shall promptly furnish notice of such termination to Insurance Company;

          j. In the event the Fund's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately upon such occurrence without notice;

          k. At the option of the Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for the Fund to continue to operate pursuant to this Agreement. Termination pursuant to this Subsection (k) shall be effective upon notice by the Fund to Insurance Company of such termination;

          l. At the option of the Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund reasonably believes that the Contracts may fail to so qualify; provided that such failure is not a result of a Fund's non-compliance with Section 817(h) of the Code ;

          m. At the option of either party to this Agreement, upon another party's breach of any material provision of this Agreement;

          n. At the option of the Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

          o. Upon assignment of this Agreement, unless made with the written consent of the non-assigning party.

          Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2l or 10.2n herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

10.3      Notwithstanding any termination of this Agreement pursuant to Section
          10.2 hereof, the Fund and its investment adviser shall, at the option of the Insurance Company, continue to make available additional Series shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Series, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. If the Series shares continue to be made available after a termination of this Agreement pursuant to Section 10.2, the provisions of this Agreement shall remain in effect and thereafter either the Fund or Insurance Company may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund, need not be longer than the greater of (i) six months or (ii) the period required by Insurance Company to obtain any necessary approval from the Commission or any state insurance regulatory authority provided that Insurance Company makes a reasonable good faith effort to obtain such approvals in a reasonable period of time.

10.4 In the event that the Agreement is terminated pursuant to Section 10.2(b), 10.2(g), 10.2(h), 10.2(i) or 10.2(j) or the Fund chooses to liquidate or liquidate a Series, the Fund shall pay Insurance Company for all costs and expenses that Insurance Company reasonably incurs in connection with the substitution of shares of another investment company or companies for the shares of the Series as to which the Agreement has been terminated unless the reason causing such termination was action or inaction by the insurance company.

                                   ARTICLE XI    11.
                                   AMENDMENTS

11.1 Any other changes in the terms of this Agreement shall be made by agreement in writing between Insurance Company and Fund.

                                   ARTICLE XII   12.
                                   NOTICE

12.1 Any notice required by this Agreement shall be sufficiently given by a nationally-recognized overnight delivery service, registered or certified mail, to the appropriate parties at the following addresses:

                                   Insurance Company:

                                   COUNTRY Investors Life Assurance Company
                                   1701 N. Towanda Avenue
                                   Bloomington, IL 61702
                                   Attention: Paul M. Harmon, General Counsel
                                    and
                                   Attention: Kevin A. Marti, Vice President,
                                    Life/Health Operations

                                   and

                                   Farm Bureau Life Insurance Company
                                   5400 University Avenue
                                   West Des Moines, IA 50266
                                   Attention:  Dennis M. Marker, Vice
                                    President-Investment Administration

                                   Fund:

                                   J.P. Morgan Series Trust II
                                   c/o  JPMorgan Chase Bank

                                   522 Fifth Avenue
                                   New York, New York  10036
                                   Attention:  Mutual Funds - Legal

          Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

                                   ARTICLE XIII  13.
                                   MISCELLANEOUS

13.1 This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

13.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of Contractholders and Participants and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

13.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

13.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

13.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                                   ARTICLE XIV   14.
                                   LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

                                   COUNTRY Investors Life Assurance Company


                                   By:
                                      ---------------------------------

                                   Its:
                                       --------------------------------


                                   J.P.MORGAN SERIES TRUST II


                                   By:
                                      ---------------------------------

                                   Its:
                                       --------------------------------

                                   SCHEDULE I

NAME OF SERIES

J.P. Morgan Small Company Portfolio
J.P. Morgan Mid Cap Value Portfolio

                                   SCHEDULE II

SEPARATE ACCOUNTS

COUNTRY Investors Variable Annuity Account
COUNTRY Investors Variable Life Account